Exhibit 99.1

                                                                                               NEWS RELEASE
FOR IMMEDIATE RELEASE
                                                               RSH-2009-005

Investor Contact:	Media Contact:
Phyllis Proffer	Mary De La Garza
Vice President, Investor Relations	Media Relations
(817) 415-3189	817-415-3300
investor.relations@radioshack.com	Media.Relations@RadioShack.com

RadioShack Corporation Announces Financial Results for the
Fourth Quarter and Full Year of 2008

Fort Worth, Texas, February 24, 2009 – RadioShack Corporation (NYSE: RSH) today announced net income for the fourth quarter ended December 31, 2008, of $62.0 million, or $0.50 per diluted share, compared with net income of $101.0 million, or $0.77 per diluted share, reported for the fourth quarter ended December 31, 2007.  Fourth quarter 2008 net income was impacted by a decline in net sales and gross profit, partially offset by savings in selling, general and administrative expenses.  Comparable same-store sales for company-operated stores and kiosks decreased 9.2 percent during the fourth quarter compared with the fourth quarter of 2007.  Total net sales and operating revenues declined 7.7 percent to $1.3 billion compared with $1.4 billion for the same period last year.

Net income for the year ended December 31, 2008, was $192.4 million, or $1.49 per diluted share, compared with net income of $236.8 million, or $1.74 per diluted share, reported last year.  Comparable same-store sales for company-operated stores and kiosks decreased 0.6 percent compared with the year ended December 31, 2007.  Total net sales and operating revenues for the full year were $4.2 billion compared with $4.3 billion last year.

RadioShack’s cash balance at the end of 2008 increased $305 million from last year to $815 million.  The increase in cash was driven by continued improvement in working capital management, cash generated from net income and issuance of debt, partially offset by share repurchases.  Despite the difficult economy and the negative impact on sales, we reduced inventories year over year $69 million at the end of the fourth quarter of 2008 to $636 million.

Commenting on the financial results, Julian Day, Chairman and Chief Executive Officer of RadioShack Corporation, said, “Our financial results for the fourth quarter obviously reflect the recessionary retail trading environment we face.  That said, we take comfort that we operated our business prudently in the fourth quarter, particularly in the areas of cost control and minimizing our inventory markdown exposure.”

“We are pleased with the progress we made on our initiatives in 2008, including strengthening our balance sheet in a difficult economy.  Our strong cash balance gives us confidence that we are well positioned to take advantage of any opportunities the recessionary environment may offer in 2009,” Day said.

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Capital expenditures for 2008 totaled $85.6 million, excluding the acquisition of RadioShack de Mexico.  The company is estimating capital expenditures for 2009 to be in the range of $75 million to $100 million.

Fourth Quarter Results

Net Sales and Operating Revenues

Total net sales and operating revenues in the fourth quarter of 2008 declined $105.6 million to $1.3 billion compared with $1.4 billion for the same period last year. The 7.7 percent decline was attributable to a 10.2 percent sales decrease in the sales generated by company-operated stores and a 2.2 percent decrease in kiosk sales, which were partially offset by a 16.8 percent increase in other sales.  The decrease in kiosk sales was primarily due to fewer Sprint kiosks, which was partially offset by an increase in the sales generated by Sam’s Club kiosks.   Other sales were up for the quarter primarily due to the addition of one month of sales generated by RadioShack de Mexico acquired in December 2008 and a 53.9 percent increase in online sales, which were partially offset by a 4.0 percent decline in dealer sales during the fourth quarter.

Fourth quarter 2008 comparable same-store sales for company-operated stores and kiosks declined 9.2 percent compared with the fourth quarter of 2007.  The decrease was primarily attributable to the performance of the GPS, memory player, imaging and toy merchandise categories, partially offset by the strong performance of digital converter boxes, postpaid wireless, flat-panel televisions and laptop computers.

Gross Profit

Consolidated gross profit for the fourth quarter of 2008 was $526.3 million, or 41.8 percent of sales, compared with $611.2 million, or 44.8 percent of sales, for the fourth quarter last year.  The gross profit margin for the fourth quarter was negatively impacted by the merchandise mix of sales for the quarter, the product shift in the postpaid wireless business away from higher-rate new activations to lower-rate existing customer upgrades and incremental markdowns to sell slow moving seasonal inventory.

Selling, General and Administrative

Consolidated selling, general and administrative expenses for the fourth quarter of 2008 were $401.6 million, or 31.9 percent of sales, compared with $421.2 million, or 30.9 percent of sales, for the fourth quarter last year.  The decrease in dollars reflects increased efficiency in the management of expenses and the increase in the rate was primarily due to the deleverage of negative comparable same-store sales.

Operating Income

Fourth quarter 2008 operating income was $101.7 million compared with operating income of $165.2 million last year. Operating income for the fourth quarter of 2008 was 8.1 percent of sales compared with 12.1 percent of sales in the prior year.

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Full Year 2008 Results

Net Sales and Operating Revenues

Total net sales and operating revenues for the year ended December 31, 2008, were $4.22 billion compared with $4.25 billion for the same time period last year. The decline in sales was attributable to a 0.7 percent decrease in sales of company-operated stores and a 4.5 percent decrease in kiosk sales, which were partially offset by a 4.1 percent increase in other sales.  Kiosk sales decreased primarily due to fewer Sprint kiosks, which were partially offset by an increase in the sales generated by Sam’s Club kiosks.  Other sales were up for the year primarily due to the addition of one month of sales generated by RadioShack de Mexico which was acquired in December 2008 and a 36.8 percent increase in online sales.  Dealer sales during the full year were flat compared with the prior year.

Comparable same-store sales for company-operated stores and kiosks for 2008 decreased 0.6 percent compared with 2007.  The decrease in comparable same-store sales was primarily due to lower sales in the fourth quarter, which was partially offset by the strong performance of digital television converter boxes, growth in the AT&T postpaid wireless upgrade activations, video game products and accessories, laptop computers and prepaid wireless phones throughout the year.  The sales of the converter boxes were a result of the transition of full-power television broadcast signals in the United States to digital only, which is currently scheduled to take place in 2009.

Gross Profit

Consolidated gross profit for 2008 was $1.92 billion, or 45.5 percent of sales, compared with $2.03 billion, or 47.6 percent of sales, last year.  The decline in gross profit was primarily due to the merchandise mix of sales and the product shift in the postpaid wireless business away from higher-rate new activations to lower-rate existing customer upgrades as well as more aggressive wireless promotional pricing at the beginning of the year.

Selling, General and Administrative

Consolidated selling, general and administrative expenses for the year ended December 31, 2008, were $1.51 billion, or 35.7 percent of sales, which included a non-cash, pre-tax charge of $12.1 million related to a previously announced amended corporate headquarters lease that was partially offset by an unrelated $8.2 million sales and use tax benefit.  Consolidated selling, general and administrative expenses for the year ended December 31, 2007, were $1.54 billion, or 36.2 percent of sales, which included an $8.5 million charge related to employee separation agreements as part of a reduction in force, predominantly in the headquarters and field offices, partially offset by an unrelated $14.3 million reduction in compensation related to the modification of the company’s employee vacation policy.

Operating Income

Operating income for 2008 was $322.0 million compared with operating income for 2007 of $381.9 million.  Operating income for 2008 was 7.6 percent of sales compared with 9.0 percent of sales in the prior year.

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Teleconference and Webcast

RadioShack has scheduled a conference call at 9:00 a.m. EST today to discuss its fourth quarter and full year 2008 performance. The call will be broadcast live on the company’s web site at www.radioshackcorporation.com; Investor Relations; Events and Presentations.  A replay of the conference call will be available approximately two hours after the call and available through 9:00 a.m. on Saturday, March 7, 2009, by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 427419 followed by the # sign. The audio webcast of the conference call will also be archived for 45 days on the company’s Investor Relations web site.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and its Current Report on Form 8-K filed on August 11, 2008.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work.  The company has approximately 4,400 company-operated stores, 1,400 dealer outlets and nearly 700 wireless phone kiosks throughout the U.S. and approximately 200 company-operated stores in Mexico. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries.  For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales and operating revenues	$1,258.7	$1,364.3	$4,224.5	$4,251.7
Cost of products sold (includes depreciation
amounts of $3.0 million, $2.4 million,
$11.2 million and $10.0 million, respectively)	732.4	753.1	2,301.8	2,225.9
Gross profit	526.3	611.2	1,922.7	2,025.8

Operating expenses:
Selling, general and administrative	401.6	421.2	1,509.8	1,538.5
Depreciation and amortization	22.0	24.2	88.1	102.7
Impairment of long-lived assets	1.0	0.6	2.8	2.7
Total operating expenses	424.6	446.0	1,600.7	1,643.9

Operating income	101.7	165.2	322.0	381.9

Interest income	3.7	4.8	14.6	22.6
Interest expense	(8.7)	(7.8)	(29.9)	(38.8)
Other (loss) income	(0.2)	(0.4)	(2.4)	0.9

Income before income taxes	96.5	161.8	304.3	366.6
Income tax expense	34.5	60.8	111.9	129.8

Net income	$62.0	$101.0	$192.4	$236.8

Net income per share:

Basic	$0.50	$0.77	$1.49	$1.76

Diluted	$0.50	$0.77	$1.49	$1.74

Shares used in computing net income per share:

Basic	125.2	131.2	129.0	134.6

Diluted	125.2	131.8	129.1	135.9

Shares outstanding:	125.1	131.1

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RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (Unaudited) (In millions)	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$814.8	$509.7
Accounts and notes receivable, net	241.9	256.0
Inventories	636.3	705.4
Other current assets	99.0	95.7

Total current assets	1,792.0	1,566.8

Property, plant and equipment, net	306.4	317.1
Other assets, net	185.1	105.7
Total assets	$2,283.5	$1,989.6

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt, including current maturities of long-term debt	$39.3	$61.2
Accounts payable	206.4	257.6
Accrued expenses and other current liabilities	367.3	393.5
Income taxes payable	24.2	35.7

Total current liabilities	637.2	748.0

Long-term debt, excluding current maturities	732.5	348.2
Other non-current liabilities	96.5	123.7

Total liabilities	1,466.2	1,219.9

Stockholders’ equity	817.3	769.7
Total liabilities and stockholders’ equity	$2,283.5	$1,989.6

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$192.4	$236.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99.3	112.7
Impairment of long-lived assets and other charges	2.8	2.7
Stock option compensation	10.2	10.7
Net change in liability for unrecognized tax benefits	3.7	(11.9)
Deferred income taxes	13.6	16.5
Other non-cash items	16.9	(9.0)
Provision for credit losses and bad debts	0.6	0.4
Changes in operating assets and liabilities:
Accounts and notes receivable	15.2	(0.7)
Inventories	93.6	46.8
Other current assets	(8.7)	5.3
Accounts payable, accrued expenses, income taxes payable and other	(165.0)	(31.3)
Net cash provided by operating activities	274.6	379.0

Cash flows from investing activities:
Additions to property, plant and equipment	(85.6)	(45.3)
Proceeds from sale of property, plant and equipment	0.9	1.5
Acquisition of Mexican subsidiary, net of cash acquired	(42.0)	--
Other investing activities	2.4	1.8
Net cash used in investing activities	(124.3)	(42.0)

Cash flows from financing activities:
Purchases of treasury stock	(111.3)	(208.5)
Issuance of convertible notes	375.0	--
Convertible notes issuance costs	(9.4)	--
Purchase of convertible notes hedges	(86.3)	--
Sale of common stock warrants	39.9	--
Proceeds from exercise of stock options	--	81.3
Payments of dividends	(31.3)	(32.8)
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	(16.8)	10.7
Reductions of long-term borrowings	(5.0)	(150.0)
Net cash provided by (used in) financing activities	154.8	(299.3)

Net increase in cash and cash equivalents	305.1	37.7
Cash and cash equivalents, beginning of period	509.7	472.0
Cash and cash equivalents, end of period	$814.8	$509.7

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